Exhibit 10(t)(2)
CENTERPOINT ENERGY, INC
CHANGE IN CONTROL PLAN
(As Amended and Restated Effective May 1, 2017)
First Amendment
CenterPoint Energy, Inc., a Texas corporation, having established the CenterPoint Energy, Inc. Change in Control Plan, as amended and restated effective May 1, 2017, (the “Plan”), and having reserved the right under Section 7.06 thereof to amend the Plan, does hereby amend the Plan, effective March 1, 2021, as follows:
1.    Article I of the Plan is hereby amended to add the following new definition thereto:
    “‘Savings Plan’ means the CenterPoint Energy Savings Plan, as amended and restated effective January 1, 2021, and as thereafter amended.”

2.    Section 3.01(g) of the Plan is hereby amended in its entirety to read as follows:
    “(g)    Enhanced Retirement Benefit: The Participant shall be entitled to benefits as described in either paragraph (1) or (2) below, as applicable:
(1)    If immediately prior to the Participant’s Covered Termination, the Participant is eligible to accrue benefits (other than interest credits on a cash balance account) under the Retirement Plan, such Participant shall be entitled to an amount not less than the amount that the Participant would have been entitled to receive as pay credits under the cash balance formula of the Retirement Plan (or under the applicable grandfathered benefit formula if the Participant is a Transitional Vectren Plan Member, as defined under the Retirement Plan), for the period following his or her Covered Termination, as if the Participant (i) was fully vested in his or her Retirement Plan benefit and (ii) remained an employee of the Company or its Affiliates throughout the Severance Period following (A) the date of the Participant’s Covered Termination or (B) in the case of a Pre-Change in Control Covered Termination, the date of the Change in Control based on his or her Compensation, with such enhanced benefit paid under the Company’s Benefit Restoration Plan in accordance with its terms and conditions.
(2)    If the Participant is not eligible for benefits under paragraph (1) above, such Participant shall be entitled to an amount equal to the total amount of Employer Non-Matching Contributions (as defined in the Savings Plan) that the Participant would have been entitled to receive under the Savings Plan, for the period following his or her Covered Termination, as if the Participant (i) was fully vested in his or her Savings Plan benefit and (ii) remained an employee of the Company

Exhibit 10(t)(2)
or its Affiliates throughout the Severance Period following (A) the date of the Participant’s Covered Termination or (B) in the case of a Pre-Change in Control Covered Termination, the date of the Change in Control based on his or her Compensation, with such enhanced benefit paid under the Company’s Savings Restoration Plan in accordance with its terms and conditions”
IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 22nd day of February, 2021, and effective as of the date specified above.

CENTERPOINT ENERGY, INC.

By	/s/ David J. Lesar
David J. Lesar
President and Chief Executive Officer

ATTEST:
/s/ Vincent A. Mercaldi

Vincent A. Mercaldi
Corporate Secretary

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